UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IMPERIAL INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.01, of Imperial Industries, Inc.
	(2)	Aggregate number of securities to which transaction applies: As of August 7, 2012,there were 2,566,210 shares of Imperial common stock outstanding
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon 2,566,210 shares of common stock multiplied by $.30 per share.  In accordance with Rule 0-11of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0001146 by the sum calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $769,863
	(5)	Total fee paid: $88.23

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:
Filing Party:
Date Filed:

September 28, 2012

**** IMPORTANT ****

Dear Imperial Industries, Inc. Shareholder:

We are sending you another reminder notice because we still have not received your vote for the upcoming Special Meeting of Imperial Industries, Inc. shareholders to be held on October 17, 2012.

You are being asked to vote on a proposal to approve the merger agreement and a proposal to adjourn the Special Meeting should we need additional time to solicit proxies.

EVERY VOTE COUNTS:the merger must be approved by at least a majority of the outstanding shares, and with such a high threshold, every vote matters.

Imperial Industries, Inc.’s Board of Directors urges you to vote “FOR” each of the proposals outlined in the proxy statement previously sent to you.

***Please Vote Today***

As a shareholder, you have the right to vote over the Internet or by telephone, and we are asking you to do so now to save Imperial Industries, Inc. further expense and to ensure that your vote is counted.  Instructions on how to vote over the telephone or Internet are enclosed in this package.

If you sign and return the enclosed form of proxy without indicating a different choice, your shares will be voted “FOR” each of the proposals.

Thank you for your investment in Imperial Industries, Inc. and for voting your shares.  If you have any questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 1-800-460-1014.

If you have any questions about the transaction or would like to speak with officers of the company directly, please contact our Chairman, Mr. S. Daniel Ponce at 305-772-9030, or our Chief Operating Officer, Mr. Howard Ehler, Jr. at 954-917-4114.

Sincerely,
S. Daniel Ponce
Chairman of the Board
Pompano Beach, Florida